PRICING SUPPLEMENT NO. 95-26 Dated October 31, 1995     Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Morgan Stanley & Co. Incorporated purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on December 2, 1996, at a principal price of $100,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  December 2, 1996       Interest Payment Period:
                                         Quarterly
Interest Rate Basis:
  LIBOR                                Interest Reset Period:
                                         Quarterly
Specify Other Base Rate:  N/A
                                       Interest Reset Dates:
Index Maturity: 3-Month (See             February 2, 1996
  Special Provisions)                    May 2, 1996
                                         August 2, 1996
Spread: minus 0.08%                      November 4, 1996

Spread Multiplier:  N/A                Settlement Date (Issue Date):
                                         November 3, 1995.
Maximum Interest Rate: N/A
                                       Calculation Agent:
Minimun Interest Rate: N/A               Chase Manhattan Bank, N.A.

Interest Payment Dates:                Optional Repayment Date(s):
  February 2, 1996                       N/A
  May 2, 1996
  August 2, 1996                       Additional Terms:
  November 4, 1996                       For the purposes of the Notes
  December 2, 1996                       contemplated hereunder,
                                         interest payments will
Initial Interest Rate:                   include interest accrued to,
  Determined as if the Settlement        but excluding the Interest
  Date was an Interest Reset Date        Payment Date.

                                       Special Provisions:
                                         The Index Maturity to be used
                                         on the November 4, 1996 Interest
                                         Reset Date shall be 1-month.